Exhibit 99.1

CuraGen Corporation Executive Incentive Plan

CuraGen Corporation and its affiliates (“CuraGen”) executives are guiding forces of the organization. Their entrepreneurial spirit coupled with their motivation and high level of performance will lead to significant productivity and financial gains. CuraGen’s Executive Incentive Plan (EIP) is designed to motivate, reward, and retain executives by aligning a substantial portion of their compensation with the achievement of strategic corporate goals as well as individual performance objectives. It creates and sustains the entrepreneurial spirit and provides broad incentives for the day-to-day achievements of these employees. CuraGen believes that a quality compensation package is necessary to continue to attract and retain high caliber executives. The EIP combines the following three components; base salary, short term incentives, and long term incentives.

Each component of the EIP serves a specific purpose in meeting CuraGen’s objectives. Each of the components of the EIP are described below, except for any limitations arising from certain provisions of employment agreements that CuraGen may enter into upon hiring an executive. The terms and provisions of the EIP are meant to be guidelines.

The Compensation Committee (Committee) of the Board of Directors administers the EIP. The Committee is comprised entirely of outside, non-employee Directors. Through a subjective evaluation, the Committee reviews the employee’s compensation and the recommendations of management as they relate to each CuraGen executive. The Committee also reviews, approves and administers other compensation policies and matters. The EIP may be reviewed annually or as needed by the Committee.

CuraGen sets compensation levels in line with a peer group. CuraGen selects its peer group on the basis of a number of factors, such as their size and complexity, the nature of their businesses, the regions in which they operate, the structure of their compensation programs (including the extent to which they rely on bonuses and other contingent compensation) and the availability of compensation information. The peer group against which CuraGen compares its compensation are not necessarily those included in the indices used to compare the stockholder return. Further, the corporations selected for such comparison may vary from year to year based upon market conditions and changes in both CuraGen’s and the peer group’s businesses over time.

All of the Committee’s judgments regarding the appropriate form and level of CuraGen’s EIP are ultimately based upon the Committee’s assessment of CuraGen’s executives and managers, the increasingly competitive demand for superior executive talent, CuraGen’s overall performance, and future objectives and challenges. Although the committee does not generally rely solely upon a guideline or formula based on any particular performance measure or single event, key factors affecting the Committee’s judgments may include, among other things: advances in our drug pipeline, a strong balance sheet; solid productivity gains in a period of intense competition; development and implementation of aggressive quality initiatives to achieve preeminent leadership in all of CuraGen’s offerings; strategic transactions and joint ventures with partners in developing markets; and accelerated growth. Compensation elements for executives were created within this broad framework and in light of each executive’s level of responsibility, performance, current salary, prior-year bonus and other compensation awards.

Administration

The Plan is administered by the Compensation Committee of the Board of Directors of CuraGen.

Eligibility

Participants are chosen based on their ability to significantly contribute to the Company’s priority goals and accomplishments and solely at the discretion of the Committee. Partaking in the EIP in one year does not automatically guarantee future participation.

Base Salary

The Committee reviews and approves the compensation levels of executives. Base salary levels are designed to recognize an employee’s contribution, to be commensurate with an individual’s experience and organization level and to be competitive with comparable and current benchmarks.

CuraGen’s base salary target is to pay employees in line with comparable positions at peer companies. The measures of individual performance considered in setting salaries include, to the extent applicable to an individual employee, a number of quantitative and qualitative factors such as CuraGen’s historical and recent financial performance in the principal area of responsibility of the employee (including such measures as gross margin, net income, market share, financial and non-financial goals, succession planning, productivity measures, cost reduction and employee retention), the individual’s progress toward financial goals within his area of responsibility, individual performance, experience and level of responsibility and other contributions made to CuraGen’s success. The particular goals are normally established at the beginning of a fiscal year and vary from year to year. The Committee has not found it practicable, nor has it attempted to assign relative weights to the specific factors used in determining base salary levels, and the specific factors used may vary among individual employees. As is typical for most corporations, payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets. A large part of each employee’s potential total cash compensation is dependent on the performance of CuraGen as measured through its performance based compensation programs.

Short Term Incentives

Short Term Incentives (STI) are designed to promote the achievement of CuraGen’s priority goals while fostering teamwork. The determination of a STI amount is established annually for each eligible employee based on corporate and individual goals. STI targets are determined by job assignments, role scope and complexity, and market competitiveness considerations. A percentage value is assigned to each component which is used in the equation as part of the STI calculation. STIs are normally paid in cash and are calculated as a percentage of base salary.

The participant must be an employee in good standing at the time of payment. If a participant is not on the payroll or gives notice of termination prior to this date, any STI award may be forfeited.

Long Term Incentives

Long Term Incentives (LTI) are awarded to sustain future superior performance leading to the alignment of employee and stockholder interests. LTIs are normally given in a form of equity and are calculated as a percentage of base salary.

One form of LTI is stock option grants. CuraGen believes that option grants (1) align employee interests with stockholder interests by creating a direct link between compensation and stockholder return, (2) give employees a significant, long-term interest in CuraGen’s success, and (3) help retain employee talent in a competitive market. Stock options have value for an employee only if the price of CuraGen’s stock increases above the fair market value on the grant date and the employee remains in CuraGen’s employ for the period required for the stock option to be exercisable, thus providing an incentive to remain in our employ.

Stock option grants are based on various subjective factors primarily relating to the responsibilities of the individual employees, and also to their expected future contributions and prior option grants. Option grants are made from time to time to employees whose contributions have or will have a significant impact on CuraGen’s long-term performance. The level of stock options granted (i.e., the number of shares subject to each stock option grant) is based on the Committee’s evaluation of an employee’s ability to impact future corporate results. An employee’s ability to affect future corporate results depends on the level and amount of job responsibility of the individual.